Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-3

(Form Type)

Acutus Medical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	457(o)	(1)	(2)	$15,000,000	0.00011020	$1,653
Total Offering Amounts					$15,000,000		$1,653
Total Fee Offsets							-
Net Fee Due							$1,653

(1)	There are being registered hereunder such indeterminate number of shares of common stock as shall have an aggregate initial offering price not to exceed $15,000,000. Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	The proposed maximum aggregate offering price per share of common stock will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified pursuant to the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3 under the Securities Act.